Exhibit 10.39
Execution Version
SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”) and Charlean Gmunder (“Executive”) (each a “Party” and together, the “Parties”).
WHEREAS, Executive’s last day of employment with the Company was November 7, 2022 (the “Separation Date”);
WHEREAS, the Parties wish to establish terms for Executive’s separation from the Company;
WHEREAS, the Parties agree that the benefits and rights set forth in this Agreement shall be the exclusive benefits and rights due Executive.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Termination – As of the Separation Date, Executive’s employment terminated and Executive ceased to hold the position of Chief Operating Officer of any company in the Company Group or the authorities commensurate with that position set forth in the Company’s delegation of authority. In addition, as of the Separation Date, Executive was no longer deemed to be an (i) “officer” of any company in the Company Group within the meaning of Rule 16a-1(f) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) an “executive officer” of any Company in the Company Group within the meaning of Rule 3b-7 under the Exchange Act. The Company Group agrees that the Limited Power of Attorney for Section 16 Reporting Obligations that Executive granted to Linda F. Kozlowski and Meredith L. Deutsch on November 25, 2020 is null and void as of the Separation Date. As of the Separation Date, all salary payments from the Company ceased and any benefits Executive had as of the Separation Date under benefit plans, programs, or practices of the Company terminated, except as required by federal or state law, or as provided in the benefit plans.
2.Separation Benefits – Provided Executive (a) signs and returns this Agreement no later than the Return Date (as defined below) but no earlier than the Separation Date, and (b) does not revoke this Agreement during the Revocation Period (as defined below), the Company Group will, in exchange for Executive’s commitments and obligations set forth in this Agreement, provide Executive with the following separation benefits (the “Separation Benefits”):
a.Severance Pay – Commencing on the Company’s first regularly scheduled payroll date that follows the Agreement Effective Date and continuing for six (6) months thereafter in accordance with the Company’s regular payroll practices, the Company will continue to pay to Executive, as severance pay, her base salary rate as of the Receipt Date (as defined below), less all applicable taxes and withholdings. Payments shall be made to the same account where Executive received her salary, and the Company shall promptly provide to the Executive a paystub for each payment demonstrating the gross payment and all withholdings.
b.Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company will, commencing on the Separation Date and continuing until the earlier of (x) the date that is six (6) months following the Separation Date, and (y) the end of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan (the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on Executive’s behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period,

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and all premium costs thereafter, shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive agrees that, should she become eligible for group health insurance coverage through another employer prior to the date that is six (6) months following the Separation Date, she will inform the Company in writing within five (5) business days of so becoming eligible.
c.Attorney’s Fees – Within thirty (30) days following the Agreement Effective Date (as defined in Section 14 below) the Company will make a one-time lump sum payment to Executive of Five Thousand and Five Hundred Dollars ($5,500.00), less applicable taxes and withholdings, as reimbursement for attorney’s fees.
d.Outplacement Services. -- If requested by Executive, the Company will arrange and pay for reasonable outplacement services (“Outplacement Benefits”) for up to six (6) months following the Agreement Effective Date; provided, however, that if Executive commences new employment prior to the conclusion of such six-month period, Executive’s Outplacement benefits shall immediately cease upon commencement of such new employment.
e.Equity – Subject to and upon the occurrence of the Agreement Effective Date , the equity awards specified below which would otherwise vest on November 25, 2022 solely based on continued service will become vested in full on November 25, 2022 but shall be forfeited if Executive revokes this Agreement. For the avoidance of doubt, all other equity that is unvested as of the Separation Date will be forfeited.
•4615 RSUs (Grant Date 11/25/22)
•2,335 RSUs (Grant Date 2/25/22 )

f.Unemployment – The Company will not contest any applications for unemployment insurance benefits that Executive may make.
Other than the Separation Benefits, Executive acknowledges that she will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following the Separation Date, except as expressly provided herein.
3.Mutual Release of Claims –
a.In exchange for the Separation Benefits, which Executive acknowledges she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, the Company Group and its and their affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, any other form of action, any other form of relief, or any other recovery of damages or monetary relief, asserted or unasserted (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which she signs this Agreement, whether known or unknown, arising out of or relating to Executive’s employment with and/or separation from the Company and service as an officer, director or manager of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et

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seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 190 (New York equal pay law), the New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., and N.Y. Lab. Law § 740 (New York whistleblower protection law), all as amended; all claims arising out of the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., N.J. Stat. Ann. § 34:11D-1 et seq. (New Jersey sick leave law), N.J. Stat. Ann. § 34:11-2 et seq. (New Jersey wage payment law), the New Jersey Diane B. Allen Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq., the New Jersey Conscientious Employee Protection Act, and N.J. Stat. Ann. § 34:19-1 et seq. (New Jersey whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Executive Severance Benefits Plan); all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claims (including claims for retaliation) under any theory or statute not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).
Nothing in this Agreement shall be construed to waive Executive’s rights to (i) vested benefits; (ii) accrued but as of yet unpaid benefits under the Company Released Parties, Company Group benefits plans; (iii) Executive’s rights under the Indemnification Agreement dated November 25, 2020 entered into between the Executive and Blue Apron Holdings, Inc. (“Indemnification Agreement”), which Indemnification Agreement shall remain in full force and effect, together with any other rights to indemnification, representation and being held harmless that Executive may have pursuant to applicable law, rule, regulation, bylaws and Organizational documents of the Company Group, any other agreements between the Executive and the Company Group, and applicable insurance policies.
b.In exchange for the promises made by Executive, which Company Group acknowledges they would not otherwise be entitled to receive, Company Group hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Executive, together with Executive’s heirs, estate, representatives, executors, administrators, agents, attorneys and assigns (“Executive Released Parties”) from any and all claims, charges, complaints, any other form of action, any other form of relief, or any other recovery of damages or monetary relief, asserted or unasserted (including attorneys’ fees and costs), of every kind and nature that Company Group ever had or now has against any or all of the Executive Released Parties up to the date on which this Agreement is signed by the Company, including, without limitation, all claims under federal state and/or local statute and common law, including but not limited to claims for breach of contract, quasi contract, breach of good faith and fair dealing, breach of duty of loyalty, breach of fiduciary duty and defamation.
4.Continuing Obligations – Executive acknowledges and reaffirms her continuing obligations to the Company pursuant to her employee Non-Disclosure and Invention Assignment Agreement (“NDIAA”), which remain in full force and effect; provided, however, that Paragraph 4 of the

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NDIAA is hereby amended to read: “Non-Solicitation; Non-Compete. In order to protect the legitimate business interests of the Company Group and in consideration of the Company Group’s willingness to provide to me access to its Confidential Information, I agree that during the period beginning on the initial date of my employment by the Company and ending six (6) months after termination of my employment by the Company for any reason, I will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert from the Company Group any business of any kind in a manner that prevents or reduces the ability of anyone you know to be the Company Group’s customers, clients, members, business partners or suppliers from doing business with the Company, (ii) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement, or (iii) engage, invest or participate in any business that is similar to those which the Company Group has created, has under development or are the subject of active planning from time to time during my employment by the Company (to the extent that I became aware of any such business as a result of my employment by the Company) that manufactures, produces and/or markets meal kits and/or wine subscription services (or equivalent products) primarily intended for home delivery as identified in Schedule A hereto which represents the sole list of restricted businesses, provided, however, that I may own, as a passive investor, publicly traded securities of any corporation that competes with the business of the Company Group so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such corporations.” The Company Group represents and agrees that the foregoing represents Executive’s sole obligations with respect to post-employment competition and solicitation. The Company Group hereby agrees that Executive shall be fully released from Executive’s obligations under this paragraph 4 if the Company Group does not timely comply with all of its obligations under paragraph 2; provided, however, that Executive shall not be released from such obligations unless and until Executive provides written notice of any failure to comply by Company Group and Company Group is given seven (7) days to cure such alleged failure.
5.Return of Company Property – Executive confirms that she has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in her possession or control, and that she has left intact all, and will not otherwise destroy, delete, or make inaccessible to the Company any, electronic Company documents, including, but not limited to, those that she developed or helped to develop during her employment. Executive further represents that she has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to her; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further represents that she has cancelled all accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Executive may retain all documents from her own personnel file and benefits documents applicable to herself.
6.Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below or agreed to in writing by the Company, the terms of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and her agents and representatives and shall not be disclosed by Executive or her agents and representatives. For sake of clarity, Executives agents and representatives shall include, without limitation, her attorneys, investment advisors, tax advisors and immediate family. Executive may also reveal this Agreement in order to enforce it, and in response to a subpoena, court order or governmental inquiry.
7.Mutual Non-Disparagement; References –
a.Executive understands and agrees that, except as otherwise permitted by Section 8 of this Agreement below, she will not, in public or private, make any false, disparaging,

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negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution, or current or former employee, board member, consultant, shareholder, client or customer of the Company Group, regarding the Company Group or any individual or entity she knows or reasonably should know to be one of the other Released Parties, or regarding the business, operations, products, performance, prospects, or financial condition of the Company Group or any of the other Released Parties.
b.The Company Group agrees that the Company’s Executive Leadership Team (“ELT”), for so long as they are employed by the Company Group, will not knowingly, in public or private, make any false, disparaging, negative, critical, adverse derogatory or defamatory statements regarding Executive, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution, or current or former employee, board member, consultant, shareholder, client or customer of the Company Group. The Company Group further agrees to instruct the current members of the Board of the Company and the Company Group that for so long as they remain on the Board of the Company and/or Company Group, they may not knowingly, in public or private, make any false, disparaging, negative, critical, adverse derogatory or defamatory statements regarding Executive, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution, or current or former employee, board member, consultant, shareholder, client or customer of the Company Group.
c.The Company will provide a favorable reference from Linda Findley (or in the case she is no longer employed by the Company Group, then from the Chief People Officer at the time the request for a reference is made). The reference shall be in a mutually agreed upon format substantially similar to that attached hereto as Schedule B (the “Reference Letter”), If Findley, the ELT and/or Human Resources receive any requests for oral references, they will use the language substantially similar to that contained in the Reference Letter.
d.Nothing in this paragraph shall operate to prevent or limit Executive, the members of the ELT, the Board of Directors or the Company Group from providing full testimony in response to compulsory process, from carrying out their future professional responsibilities, or from engaging in lawful competitive conduct to the extent not prohibited by paragraph 4 of this Agreement.
8. Scope of Disclosure Restrictions – Executive understands that nothing in this Agreement or elsewhere prohibits Executive from filing a charge or complaint with the Securities and Exchange Commission or any other federal, state, or local governmental, regulatory or law enforcement agency (“Government Agencies”). Executive further understands that nothing in this Agreement or elsewhere limits Executive’s ability to, without notice or approval from the Company, communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency, nor does it limit Executive’s right to participate in the Securities and Exchange Commission’s whistleblower program. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a

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lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
9.Cooperation – Executive agrees that, to the extent permitted by law, she will fully cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in her possession, and to act as a witness when requested by the Company. Executive further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a Government Agency), or in the event that she is asked to provide a third party (other than a Government Agency) with information concerning any actual or potential complaint or claim against the Company. Executive’s agreements under this paragraph are contingent upon the Company Group continuing to fully abide by its obligations under the Indemnification Agreement and its other obligations under this Agreement provided, however, that Executive shall not be released from such obligations unless and until Executive provides written notice of any failure to comply by Company Group and Company Group is given seven (7) days to cure such alleged failure.
10.Business Expenses; Final Compensation – Executive acknowledges that she has been reimbursed by the Company for all reasonable business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her. Executive further acknowledges that she has received all compensation due to her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that she is not eligible for or entitled to receive any additional payments or consideration from the Company other than the Separation Benefits.
11.Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, estates, merger partners, successors, bankruptcy trustees, receivers, and any other person or entity controlling the affairs of the Company and/or Company Group. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
12.Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
13.Nature of Agreement – The Parties understand and agree that this Agreement is a separation and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.
14.Time for Consideration and Revocation – Executive acknowledges that she was initially presented with this Agreement on November 1, 2022 (the “Receipt Date”). Executive understands that this Agreement shall be of no force or effect, and she will not be eligible to receive the Separation Benefits hereunder, unless she (a) signs and returns this Agreement no

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earlier than the Separation Date but no later than November 23, 2022 (the “Return Date”), and (b) does not revoke this Agreement within the seven (7) day period after signing it (the “Revocation Period”). This Agreement will not become effective or enforceable until the day following the expiration of the Revocation Period (the “Agreement Effective Date”).
15.Acknowledgements – Executive acknowledges that she has been given at least twenty-one (21) days to consider this Agreement (the “Consideration Period”), and that the Company is hereby advising her to consult with an attorney of her own choosing prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that she may revoke this Agreement during the Revocation Period by notifying the Company’s General Counsel, Meredith Deutsch in writing by email at the address below, and that this Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.
Meredith Deutsch, General Counsel
Blue Apron, LLC
28 Liberty St., 28th Floor
New York, NY 10005

16.Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement and has had the opportunity to be represented by counsel of her own choosing. Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act. The Company Group represents that Linda Findley has full authority to enter into this Agreement on behalf of the Company Group and that all necessary authorizations have been duly obtained.
17.Governing Law and Forum; Waiver of Jury Trial – This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. Each of the Parties hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the State of New York, or if appropriate, the United States Federal Court sitting in the State of New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), and waives any objection to laying venue in any such action or proceeding in such courts, and waives any objection that such courts are an inconvenient forum or do not have jurisdiction over either Party, provided that each Party receives proper service of process. Each Party to this Agreement hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
18.Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits, and the settlement of claims against the Released Parties, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.
19.Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by her with respect to such Separation Benefits under applicable law. Executive acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations

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or warranties to her and shall have no liability to her or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Internal Revenue Code but not to satisfy an exemption from, or the conditions of, that Section.
20.Counterparts – This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

BLUE APRON, LLC

By:     /s/ Linda Findely
    Date:November 23, 2022
Name:    Linda Findley
Title:    Chief Executive Officer

BLUE APRON HOLDINGS, INC.

By:     /s/ Linda Findley
    Date: November 23, 2022
Name:    Linda Findley
Title:    Chief Executive Officer and President

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to the Company within seven (7) days following the date below and I understand that my receipt of the Separation Benefits described herein is contingent upon my non-revocation of this Agreement.
Charlean Gmunder
/s/ Charlean Gmunder
Date: November 23, 2023